Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: December 21, 2006	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer
The Buckle, Inc.
308/236-8491

For Immediate Release

THE BUCKLE, INC. ANNOUNCES ACCELERATED VESTING OF STOCK OPTIONS

KEARNEY, NE, -- The Buckle, Inc. (NYSE: BKE) today announced that pursuant to the terms of the Company’s Executive Stock Option Plan, the recent market price of the Company’s common stock has triggered the accelerated vesting of 268,889 stock options that were previously scheduled to vest on December 30, 2008. Pursuant to FASB Statement No. 123 (revised 2004) Share-Based Payment (“SFAS 123(R)”), the Company had been recording compensation expense for these options utilizing the modified prospective approach beginning with the first quarter of fiscal 2006 ending April 29, 2006 on a straight-line basis over the remaining vesting period. The accelerated vesting will result in approximately $0.7 million of after-tax stock option compensation expense for the fourth quarter of fiscal 2006 ending February 3, 2007 compared to approximately $0.1 million which was expected for the quarter based on a vesting date of December 30, 2008.

Headquartered in Kearney, Nebraska, The Buckle, Inc. is a retailer of casual apparel, footwear and accessories for young men and women. It currently operates 354 retail stores in 38 states compared to 341 stores in 38 states at this same time a year ago.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995; All forward looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

News releases and other information about The Buckle, Inc., can be found on the Internet at www.buckle.com